EquiMed, Inc.

                           EXHIBIT 11

      STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

            (in thousands, except per share amounts)


                            Three months ended  Nine months ended
                              September 30,       September 30,
                              1996      1997      1996      1997
Primary:

  Weighted average common
    shares outstanding       4,765     4,458      4,556    4,552
  Net effect of dilutive
    stock options and
    warrants-based on the
    treasury stock method
    using average market
    price                        2        --         18       --
  Weighted average common
    share and equivalents
    outstanding              4,767     4,458      4,574    4,552

  Net Income (Loss)        (21,673)    2,844    (18,581)   8,622

  Net Loss per share                     .64                1.89

  Pro forma net income     (21,348)             (17,604)

  Pro forma net income
    per share                (4.48)               (3.85)

Fully Diluted:
  Weighted average common
    shares outstanding       4,765     4,458      4,556    4,552

  Net effect of dilutive
    stock options and
    warrants-based on the
    treasury stock method
    using the June 30 price,
    if higher than average
    market price                 2        --         16       --
  Weighted average common
    share and equivalents
    outstanding              4,767     4,458      4,572    4,552

  Net Income (Loss)        (21,673)    2,844    (18,581)   8,622

  Net loss per share         (4.55)               (4.06)

  Pro forma net income     (21,348)             (17,604)

  Pro forma net income
    per share                (4.48)               (3.85)